Exhibit 18

QUARTERLY AND YEAR END REPORT BC FORM 51-901F (previously Form 61)

British Columbia Securities Commission

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the Securities Act. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393

	FOR QUARTER ENDED			DATE OF REPORT
	Y	M	D	Y	M	D
ISSUER DETAILS
NAME OF ISSUER
UNILENS VISION INC.	02	03	31	02	05	24

ISSUER ADDRESS
920-800 WEST PENDER STREET

CITY/	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER TELEPHONE NO.
VANCOUVER	B.C.	V6C 2V6	727-545-1883	1-800-446-2020

CONTACT PERSON		CONTACT’ POSITION		CONTACT TELEPHONE NO.
MICHAEL J. PECORA		INVESTOR RELATIONS		1-800-446-2020

CONTACT EMAIL ADDRESS		WEB SITE ADDRESS
unilensmp@aol.com		www.unilens.com

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“William D. Baxter”	William D. Baxter	02	05	25

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“Alfred W. Vitale”	Alfred W. Vitale	02	05	25

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

MARCH 31, 2002

(expressed in U.S. dollars)

	March 31, 2002	June 30, 2001
ASSETS
CURRENT
Cash	$380,308	$363,779
Accounts receivable	453,815	488,770
Inventories	494,301	498,799
Prepaid expenses	2,469	15,869

	1,330,893	1,367,217
CAPITAL ASSETS	135,792	169,377
OTHER ASSETS	222,904	308,594

	$1,689,589	$1,845,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$570,824	$605,964
Current portion of long-term debt	3,641,157	3,213,571

	4,211,981	3,819,535
LONG-TERM DEBT	1,185,081	1,482,166

	5,397,062	5,301,701
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cumulative translation adjustment	8,704	10,284
Deficit	(31,083,792)	(30,834,412)

	(3,707,473)	(3,456,513)

	$1,689,589	$1,845,188

Approved by the Directors:

Director: signed “Alfred W. Vitale”

Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2002

(expressed in U.S. dollars)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Nine Months Ended March 31, 2002	Nine Months Ended March 31, 2001
INCOME
Sales	$795,709	$823,919	$2,493,299	$2,705,506
Cost of sales	519,164	588,278	1,592,718	1,690,486

	276,545	235,641	900,581	1,015,020

EXPENSES
Sales and marketing	159,205	163,992	506,124	518,628
Administration	132,070	145,612	433,087	427,059
Research and development	17,261	18,835	53,137	53,702
Interest on long-term debt	56,277	29,037	159,298	178,095

	364,813	357,476	1,151,646	1,177,484

Loss from operations	88,268	121,835	251,065	162,464
Other income - net	(261)	(2,872)	(1,685)	(10,331)

Loss for the period	88,007	118,963	249,380	152,133
Deficit, beginning of period	30,995,785	30,701,221	30,834,412	30,668,051

Deficit, end of period	$31,083,792	$30,820,184	$31,083,792	$30,820,184

Loss per share	$0.02	$0.03	$0.07	$0.04

Weighted average shares outstanding	3,838,815	3,979,815	3,838,815	3,979,815

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2002

(expressed in U.S. dollars)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Nine Months Ended March 31, 2002	Nine Months Ended March 31, 2001
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES
Loss for the period	$(88,007)	$(118,963)	$(249,380)	$(152,133)
Adjustments to reconcile to net cash provided (used) by operating activities:
Amortization	66,546	40,845	139,577	111,270
Amortization of discount on long-term debt	48,955	17,520	130,501	145,578

	27,494	(60,598)	20,698	104,715
Net change in non-cash working capital items:	(41,281)	(7,948)	18,677	(66,175)

	(13,787)	(68,546)	39,375	38,540

FINANCING ACTIVITY
Principal payments on long-term debt	—	(6,300)	—	(18,900)

INVESTING ACTIVITY
Purchase of capital and other assets	(5,423)	4,202	(21,264)	(6,416)

INCREASE (DECREASE) IN CASH	(19,210)	(70,644)	18,111	13,224
Effect of exchange rate changes on cash	441	(2,598)	(1,582)	(4,856)
CASH, BEGINNING OF PERIOD	399,077	431,088	363,779	349,478

CASH, END OF PERIOD	$380,308	$357,846	$380,308	$357,846

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$7,322	$4,516	$28,798	$25,516

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2002

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended March 31, 2002 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2001.

1.	SHARE CAPITAL

	Nine Months Ended March 31, 2002		Nine Months Ended March 31, 2001
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,838,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options and Warrants

The following table describes the number of shares, exercise price, and expiry dates of the share purchase options and share purchase warrants that were outstanding at March 31, 2002:

	Number of Shares	Exercise Price		Expiry Date
Options	220,000	$	Cdn. 0.25	May 6, 2006
	30,000		Cdn. 0.25	August 23, 2005
	50,000		Cdn. 0.25	October 12, 2006
Warrants	Nil

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Nine Months Ended March 31, 2002	Nine Months Ended March 31, 2001
Net change in non- cash working capital items:
Accounts receivable	$(14,087)	$22,345	$34,955	$179,187
Inventories	(58,462)	14,253	(24,032)	(18,591)
Other assets	15,159	33,474	42,894	(33,415)
Accounts payable	16,109	(78,020)	(35,140)	(193,356)

	$(41,281)	$(7,948)	$18,677	$(66,175)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2002

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are nine installments on a non-interest bearing note that were due prior to March 31, 2002 and which aggregate approximately $2,764,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	RELATED PARTY TRANSACTIONS

During the nine months ended March 31, 2002 the Company incurred $1,476 (2001 - $4,192) in fees to an officer of the Company.

5.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

QUARTERLY AND YEAR END REPORT BC FORM 51-901F (previously Form 61)

British Columbia Securities Commission

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the Securities Act. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393

	FOR QUARTER ENDED			DATE OF REPORT
	Y	M	D	Y	M	D
ISSUER DETAILS
NAME OF ISSUER
UNILENS VISION INC.	02	03	31	02	05	24

ISSUER ADDRESS
920-800 WEST PENDER STREET

CITY/	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER TELEPHONE NO.
VANCOUVER	B.C.	V6C 2V6	727-545-1883	1-800-446-2020

CONTACT PERSON		CONTACT’ POSITION		CONTACT TELEPHONE NO.
MICHAEL J. PECORA		INVESTOR RELATIONS		1-800-446-2020

CONTACT EMAIL ADDRESS		WEB SITE ADDRESS
unilensmp@aol.com		www.unilens.com

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“William D. Baxter”	William D. Baxter	02	05	25

DIRECTOR’S SIGNATURE	PRINT FULL NAME	DATE SIGNED
		Y	M	D
“Alfred W. Vitale”	Alfred W. Vitale	02	05	25

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 2002

(expressed in U. S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the nine months ended March 31, 2002.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the nine months ended March 31, 2002 were:

	Sales and Marketing	Administration
Consulting fees	$47,590	$86,218
Bad debts	—	19,800
Depreciation and amortization	2,024	53,808
License, taxes and regulatory fees	—	39,525
Office, insurance and supplies	17,963	137,730
Professional fees	—	49,991
Promotion and advertising	96,976	—
Rental and utilities	2,675	213,270
Travel and entertainment	22,988	10,917
Wages and benefits	192,545	243,114
Allocated expenses	123,363	(421,286)

	$506,124	$433,087

Cost of Sales:
Cost of Sales for the nine months ended March 31, 2002 were:

Payroll and Benefits		$629,561
Raw materials and Supplies		585,338
Allocations and Other Expenses		377,819

		$1,592,718

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER

See Note 4 to the Company’s unaudited March 31, 2002 consolidated financial statements.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended March 31, 2002.

b)	OPTIONS GRANTED IN THE QUARTER

No options were grabted during the quarter ended March 31, 2002.

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 2002

(Expressed in U. S. Dollars)

3.	a) AUTHORIZED CAPITAL AS AT MARCH 31, 2002

See Note 1 to the consolidated financial statements for the nine months ended March 31, 2002.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT MARCH 31, 2002

See Note 1 to the consolidated financial statements for the nine months ended March 31, 2002.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT MARCH 31, 2002

See Note 1 to the consolidated financial statements for the nine months ended March 31, 2002.

d)	DIRECTORS AND OFFICERS AS AT MARCH 31, 2002

Alfred W. Vitale, President and Director

Nick Bennett, Director

William D, Baxter, Director

William S. Harper, Secretary

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 2002

(Expressed in U. S. Dollars)

OPERATING ACTIVITIES

During the nine months ended March 31, 2002 (the “Current Period”) the Company reported an increase in net loss of $97,247 as compared to the nine months ended March 31, 2002 (the “Prior Period”) primarily due to a 7.8% ($212,207) decrease in sales of older product lines, coupled with a 1.4 percentage point decline in gross margins. The Company’s multifocal business, which represent approximately 74% of total revenue, increased by approximately 1% during the Current Period, as compared to the Prior Period, primarily due to increased sales in the Company’s newest more competitive multifocal products (The Unilens EMA and UniVue). Revenue from older lathe-cut toric and spherical product lines, marketed under the Sof-Form and Lombart brands, declined by approximately 26% during the Current Period, as compared to the Prior Period, due to strong competition associated with moulded disposable toric and spherical lenses by several of the Company’s competitors. Gross margin declined from 37.5% in the Prior Period to 36.1% in the Current Period. The decrease was primarily due to a shift in the product mix to the more competitively priced, lower margin multifocal lenses. Sales and marketing expenses for the Current Period, as compared to the Prior Period decreased by approximately $6,000 due to a decrease in promotional inventory amortizations. Administrative expenses increased by approximately $6,000, primarily due to legal and other fees associated with the settlement of a lawsuit.

On October 26, 2001, the Company announced that Bausch & Lomb licensed the exclusive worldwide rights to the Company’s patented multifocal soft contact lens design. Under the terms of the agreement, Bausch & Lomb will develop, manufacture and market a cast-molded multifocal soft contact lens using the Company’s technology. For this, Bausch & Lomb will pay the Company a royalty, ranging from 3 percent to 5 percent, of the product’s worldwide sales. Bausch & Lomb is expected to introduce this cast-molded multifocal soft contact lens for frequent replacement prior to the end of the 2002 calendar year. The Company will continue to develop, manufacture and market several lathe-cut multifocal contact lenses for annual and frequent replacement.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

FINANCING ACTIVITIES

The Company incurred a positive cash flow from operating activities of $39,375 during the Current Period. The Company has reduced its selling expenses and realigned its manufacturing operations in order to maintain breakeven cash flow during the fiscal year ending June 30, 2002, based on its current revenue projections.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at March 31, 2002. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.